Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 24, 2012, relating to the financial statements and financial highlights which appear in the March 31, 2012 Annual Report to Shareholders of U.S Treasury Portfolio, Money Market Portfolio and U.S. Government Portfolio (each a series of Daily Income Fund), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 21, 2013